UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2015

CARLYLE GMS FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	No. 000-54899	No. 80-0789789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, 38th Floor New York, New York	10022
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 813-4900

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2015, Carlyle GMS Finance, Inc. (the “Company”) completed its previously announced $400 million term debt securitization (the “CLO Transaction”). The notes offered in the CLO Transaction (the “Notes”) were issued by Carlyle GMS Finance MM CLO 2015-1 LLC (the “Issuer”), a Delaware limited liability company and a wholly-owned and consolidated subsidiary of the Company. The Notes are secured by a diversified portfolio consisting primarily of first and second lien senior secured loans. The CLO Transaction was executed through a private placement of $160.0 million of Aaa/AAA Class A-1A Notes which bear interest at three-month London Interbank Offered Rate (“LIBOR”), plus 1.85%; $40.0 million of Aaa/AAA Class A-1B Notes which bear interest at three-month LIBOR plus 1.75% for the first 24 months and three-month LIBOR plus 2.05% thereafter; $27.0 million of Aaa/AAA Class A-1C Notes which bear interest at 3.75% and $46 million of Aa2 Class A-2 Notes which bear interest at three-month LIBOR plus 2.70%. The Company received 100% of the preferred interests (the “Preferred Interests”) issued by the Issuer on the closing date of the CLO Transaction in exchange for the Company’s contribution to the Issuer of the initial closing date loan portfolio, which included loans distributed to the Company by Carlyle GMS Finance SPV LLC, a wholly-owned subsidiary of the Company (“Borrower Sub”). The Preferred Interests do not bear interest and had a nominal value of approximately $125.9 million at closing. The Notes are scheduled to mature on July 15, 2027. In connection with the contribution, the Company has made customary representations, warranties and covenants to the Issuer.

The Notes are the secured obligations of the Issuer, and the indenture governing the Notes includes customary covenants and events of default. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

Carlyle GMS Investment Management L.L.C. (“CGMSIM”), the Company’s investment adviser, will serve as collateral manager to the Issuer pursuant to a collateral management agreement between CGMSIM and the Issuer. For so long as the Company retains all of the Preferred Interests, CGMSIM will not receive a management fee for providing such collateral management services.

In connection with the closing of the CLO Transaction, on June 19, 2015, the Borrower Sub entered into an amendment to the documents governing the Borrower Sub’s senior secured revolving credit facility (the “Credit Facility”) with CITIBANK, N.A., to, among other things (a) provide for the distribution of loan assets to the Company in connection with the CLO Transaction, (b) extend the scheduled commitment termination date of the Credit Facility from May 24, 2017 to May 24, 2018, (c) extend the scheduled final maturity date of the Credit Facility from May 22, 2020 to May 22, 2021 and (d) modify certain portfolio eligibility requirements and concentration limitations. The amendment to the Credit Facility was effective as of June 19, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLYLE GMS FINANCE, INC.
(Registrant)

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

Date: July 1, 2015

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